CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Rohm and Haas Company:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-14017 and 333-69541) and in the Registration Statements on Form S-8 (Nos. 2-90736, 33-56842, 333-18879, 333-40877,
333-78993 and 333-72437) of Rohm and Haas Company of our report dated February 23, 1998, relating to the consolidated statements of earnings, stockholders' equity, and cash flows and the related financial statement schedule for the year ended December 31, 1997, which report appears in the annual report on Form 10-K.



KPMG LLP
Philadelphia, Pennsylvania
March 23, 2000